UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2016

TECNOGLASS INC.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-35436	N/A
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Avenida Circunvalar a 100 mts de la Via 40, Barrio Las Flores, Barranquilla, Colombia

(Address of Principal Executive Offices) (Zip Code)

(57)(5) 3734000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 7, 2016, Tecnoglass S.A. (“TG”) and C.I. Energía Solar S.A. ES. Windows (“ES” and together with TG, the “Borrowers”), indirect wholly-owned subsidiaries of Tecnoglass Inc. (the “Company”), entered into a Senior Secured Credit Agreement (“Credit Agreement”) with Banco de Crédito del Perú, Banco Davivienda, Banco Colpatria, Bladex, Metrobank, Banco Sabadell, Banco Aliado and Balboa Bank & Trust (collectively, the “Lenders”).

The Credit Agreement features two tranches that are pari passu to each other, including one tranche denominated in United States dollars (USD) of USD$78 million and another tranche denominated in Colombian Pesos (COP) of COP 70 billion. The Credit Agreement also features a COP 30 billion revolving credit line. Borrowings under the facility will bear interest at a weighted-average interest rate of approximately 7.00% at the current rate, and thereafter at a rate of LIBOR plus 5.25% and DTF (Colombian index) plus 5.00% for the respective USD and COP denominated tranches.

The term loans have a maturity of seven years while amounts borrowed under the revolving credit line have a maturity of 12 months from any given disbursement date (subject to extension as provided for in the Credit Agreement).

Amounts due under the Credit Agreement are secured by certain assets of the Borrowers. Additionally, amounts owed are also guaranteed by the Company with certain of its assets.

The Borrowers have made certain representations and warranties to the Lenders in the Credit Agreement that are customary for credit arrangements of this type. The Credit Agreement also contains certain affirmative and negative covenants and financial covenants that are typical in such agreements. Among the negative covenants are covenants restricting, without the consent of the Lenders, disposal of certain assets, the payment of certain dividends (which would not affect the Company’s previously announced quarterly dividend of $0.125 per share or $0.50 per share on annual basis) and the incurrence of additional indebtedness. Financial covenants include having a total debt-to-EBITDA ratio not to exceed 3.5X and a service debt ratio (cash flow available to pay current debt divided by the debt obligation due within one year) not to be less than 1.2X.

The foregoing is a summary of certain of the provisions of the Credit Agreement and is qualified in its entirety by reference to the full text thereof, which will be filed as an exhibit in a future periodic report of the Company. Readers should review the Credit Agreement for a more complete understanding of the terms and conditions associated with the credit transaction.

On January 11, 2016, the Company issued a press release attached hereto as Exhibit 99.1, announcing the matters described in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2016

TECNOGLASS INC.

By: /s/ Jose M. Daes
Name: Jose M. Daes
Title: Chief Executive Officer

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